Exhibit 10.39

EVOQUA WATER TECHNOLOGIES LLC DEFERRED COMPENSATION PLAN
(Amended and Restated Effective as of January 1, 2021)

i

ARTICLE XV GENERAL PROVISIONS	14
APPENDIX A	16
APPENDIX B	17

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INTRODUCTION
This Evoqua Water Technologies LLC Deferred Compensation Plan (the “Plan”) provides eligible employees with a tax-deferred capital accumulation opportunity through a deferral of compensation and provides Evoqua Water Technologies LLC and its affiliated companies with a method of rewarding and retaining its highly compensated employees.

This Plan is intended to constitute an unfunded deferred compensation plan for a select group of management or highly compensated employees described in Sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and is not intended to qualify under Section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”). This Plan is intended to be unfunded for tax purposes and for purposes of Title I of ERISA.

The Plan was originally effective as of April 1, 2014. The Plan was then amended and restated as of January 1, 2015. The Plan is now amended and restated effective as of January 1, 2021.

ARTICLE I
DEFINITIONS
    Whenever used in this Plan, the following terms shall have the meanings set forth below.

1.1     “Account” means the account maintained for each Member pursuant to Article VIII.

1.2     “Affiliated Company” means any entity with whom the Company would be considered a single employer under Code Sections 414(b) or 414(c).

1.3     “Annual Base Salary” means a Member's base rate of salary at the applicable time from the Participating Company which is his or her employer, determined without regard to pre-tax contributions by the Member under any qualified cash or deferred arrangement described in Section 401(k) of the Code, pre-tax contributions to any cafeteria plan described in Section 125 of the Code, or elective deferrals under this Plan or any other nonqualified deferred compensation plan of a Participating Company.

1.4     “Beneficiary” means the individual(s) or entity(ies) designated by the Member to whom the vested balance of his or her Account shall be paid in the event of his or her death. Such designation shall take precedence over any testamentary or other disposition. Effective for designations received on or after January 1, 2021, such designation or any change thereof under this Plan shall become effective upon receipt by the Plan; provided, however, that none of the Plan, the Company, any Participating Company nor the Committee shall be liable by reason of any payment made before receipt of such designation or change to the Member’s estate or to any Beneficiary previously designated. If no Beneficiary designation is effective or if the designated Beneficiary predeceases the Member, the amount in question shall be paid directly to the estate of the Member.

1.5     “Change in Control” means the occurrence of a “change in the ownership,” a “change in the effective control” or a “change in the ownership of a substantial portion of the assets” of a company, as determined in accordance with this Section.

    In order for an event described below to constitute a Change in Control with respect to a Member, except as otherwise provided in part (b)(ii) of this Section, the applicable event must relate to the company for which the Member is providing services, the company that is liable for payment of the Member’s Account (or all companies liable for payment if more than one), as identified by the Committee in accordance with Treasury Regulation Section 1.409A- 3(i)(5)(ii)(A)(2), or such other company identified by the Committee in accordance with Treasury Regulation Section 1.409A-3(i)(5)(ii)(A)(3).

    In determining whether an event shall be considered a “change in the ownership,” a “change in the effective control” or a “change in the ownership of a substantial portion of the assets” of a company, the following provisions shall apply:

(a)     A “change in the ownership” of the applicable company shall occur on the date on which any one person, or more than one person acting as a group, acquires ownership of stock of such company that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of such company, as determined in accordance with Treasury Regulation Section 1.409A-3(i)(5)(v). If a person or group is considered either to own more than 50% of the total fair market value or total voting power of the stock of such company, or to have effective control of such company within the meaning of part (b) of this Section, and such person or group acquires additional stock of such company, the acquisition of additional stock by such person or group shall not be considered to cause a
“change in the ownership” of such company.

(b)     A “change in the effective control” of the applicable company shall occur on either of the following dates:

(i)     The date on which any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of such company possessing 30% or more of the total voting power of the stock of such company, as determined in accordance with Treasury Regulation Section 1.409A-3(i)(5)(vi). If a person or group is considered to possess 30% or more of the total voting power of the stock of a company, and such person or group acquires additional stock of such company, the acquisition of additional stock by such person or group shall not be considered to cause a “change in the effective control” of such company; or

(ii)     The date on which a majority of the members of the applicable company’s board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of such company’s board of directors before the date of the appointment or election, as determined in accordance with Treasury Regulation Section 1.409A-3(i)(5)(vi). In determining whether the event described in the preceding sentence has occurred, the applicable company to which the event must relate shall only include a company identified in accordance with Treasury Regulation Section 1.409A- 3(i)(5)(ii) for which no other company is a majority shareholder.

(c)     A “change in the ownership of a substantial portion of the assets” of the applicable company shall occur on the date on which any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the company that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the company immediately before such acquisition or acquisitions, as determined in accordance with Treasury Regulation Section 1.409A-3(i)(5)(vii). A transfer of assets shall not be treated as a “change in the ownership of a substantial portion of the assets” when such transfer is made to an entity that is controlled by the shareholders of the transferor company, as determined in accordance with Treasury Regulation Section l.409A-3(i)(5)(vii)(B).

1.6     “Code” means the Internal Revenue Code of 1986, as amended.

1.7     “Committee” means the committee appointed by the Company to manage and administer this Plan pursuant to the provisions thereof.

1.8     “Company” means Evoqua Water Technologies LLC, or any successor thereto.

1.9     “Compensation Deposits” means the amounts a Member elects to have his or her Participating Company credit to his or her account under this Plan through reduction of his or her compensation pursuant to Article IV.

1.10     “Deferral Period” means the period chosen by the Member for his or her Compensation Deposits under the Plan pursuant to Article VI.

1.11     “Discretionary Employer Credits” means credits made to a Member's Account pursuant to Section 5.2 of this Plan.

1.12     “Earnings Equivalent Options” means the investment options designated by the Committee to serve as the basis for crediting the equivalent of earnings and losses to Members' Accounts pursuant to Section 7.1.

1.13     “Matchable Compensation Deposits” means Compensation Deposits, but excluding Compensation Deposits of long-term bonuses described in Section 4.1(c).

1.14     “Matching Employer Credits” means credits made to a Member's Account pursuant to Section 5.1 of this Plan.

1.15     “Member” means an employee of a Participating Company who has satisfied the eligibility requirements of Article II and has elected to become a Member pursuant to the provisions of Article III.

1.16     “Nonqualified Compensation” has the meaning set forth in Section 5.1.

1.17     “Participating Company” means an Affiliated Company which (i) participates in the Evoqua Water Technologies LLC Savings Plan and (ii) has elected to participate in this Plan with the consent of the Committee.

1.18     “Plan” means this Evoqua Water Technologies LLC Deferred Compensation Plan, as set forth herein, and as amended from time to time.

1.19     “Plan Year” means the calendar year.
ARTICLE II
ELIGIBILITY
2.1     The Committee designates the employees of the Company and Participating Companies who are eligible to participate in this Plan each year.

ARTICLE III MEMBERSHIP
3.1     An eligible employee may become a Member by completing all election forms prescribed by the Committee and submitting such forms to the Plan. An eligible employee’s election to participate in this Plan for a Plan Year shall be in the form prescribed by the Committee and shall set forth the following:

(a)     Rate of Compensation Deposits in accordance with Article IV,
(b)     Benefit commencement date and form of distribution (if applicable) in accordance with Article VI,
(c)     Earnings Equivalent Option or Options pursuant to Article VII, and
(d)     Beneficiary designation.

3.2     A Member must make a new deferral election for each Plan Year.

3.3     Election forms for each Plan Year must be submitted by such date as the Committee shall designate but in no event later than the December 31 preceding the first day of such Plan Year. The election for a Plan Year shall apply to each pay period beginning during the applicable Plan Year. For an eligible employee who first becomes an eligible employee during a Plan Year, election forms must be submitted no later than 30 days following the date he or she first becomes an eligible employee; provided, however, that such election shall only apply to pay periods during such Plan Year beginning after the date on which the election form is submitted. The determination of when an eligible employee first becomes an eligible employee for purposes of the Plan and to what extent a newly eligible employee can elect to make Compensation Deposits on his or her Annual Base Salary, short-term annual bonus or long-term bonus, or sales commissions or sales bonus in the Plan Year a newly eligible employee first becomes eligible for the Plan shall be made by the Committee consistent with Section 409A of the Code and the regulations thereunder, including any applicable plan aggregation rules.

ARTICLE IV COMPENSATION DEPOSITS
4.1     At the time of making his or her election pursuant to Article III for a Plan Year, each Member may elect Compensation Deposits as follows and in accordance with enrollment procedures established by the Committee:

(a)     up to 50% of his or her Annual Base Salary for the Plan Year, and/or
(b)     up to 90% of his or her short-term annual bonus earned for periods ending in such
Plan Year, and/or
(c)     up to 90% of his or her long-term bonus earned for periods ending in such Plan
Year, and/or
(d)     up to 90% of his or her sales commissions or sales bonuses earned for periods ending in such Plan Year.

Notwithstanding the foregoing, a Member’s election for a Plan Year shall not apply to any bonus relating to a bonus period that begins before the first day of the Plan Year unless either (i) the bonus represents performance-based compensation within the meaning of Section 409A of the Code and the regulations thereunder or applicable transition rules as determined by the Committee and the election is made no later than six months before the end of the bonus period and in compliance with Section 409A of the Code and the regulations thereunder or applicable transition rules or (ii) the bonus period is based on the fiscal year of the Member’s employer and the Member’s election is required to be made before the beginning of the bonus period.

A Member's Compensation Deposits with respect to Annual Base Salary for a Plan Year may commence at the beginning of any calendar quarter during such Plan Year, as the Member may elect in his or her election for that Plan Year.

4.2     The Committee may, prior to the first day of a Plan Year, establish the minimum deferral for that Plan Year. In the case of an employee who becomes a Member after the first day of a Plan Year, the minimum shall be prorated to reflect the portion of the Plan Year remaining after the employee becomes a Member. The minimum can be satisfied from the Annual Base Salary and/or bonuses and/or sales commissions.

4.3     Anything in this Article IV to the contrary notwithstanding, in no event may a Member's deferral election result in a reduction of the Member's compensation below the amount necessary to satisfy all of the following obligations:

(a)     Applicable employment taxes (e.g., FICA and FUTA) on amounts deferred,
(b)     Withholding requirements under benefit plans, and
(c)     Income tax withholding requirements.

4.4     A Member's election pursuant to this Article IV shall become irrevocable as of the last day for making the election as described in Section 3.3, except as provided under Section 6.5.

4.5     Compensation Deposits shall be credited to a Member’s Account as soon as administratively possible following the date such Compensation Deposits would have otherwise been paid to the Member.

4.6     A Member may not elect to suspend Compensation Deposits he or she has elected with respect to any Plan Year.

ARTICLE V EMPLOYER CREDITS

5.1     A Member's Account under this Plan shall be credited with Matching Employer Credits equal to 100% of the Member's Matchable Compensation Deposits up to 6% of such Member’s Nonqualified Compensation. For purposes of this Section 5.1, Nonqualified Compensation shall mean the portion of the Member’s Annual Base Salary, short-term annual bonuses, sales commissions and sales bonuses that is (i) paid in cash and (ii) not included within the definition of “Compensation” under the Evoqua Water Technologies LLC Savings Plan. Notwithstanding the above, Matching Employer Credits with respect to Compensation Deposits of short-term annual bonuses that are paid in a form other than cash shall be equal to 100% of the Member's Matchable Compensation Deposits in respect of such short-term annual bonus paid in stock, not in excess of 6% of such short-term annual bonus paid in stock.

5.2     The Company may at any time in its sole discretion elect to add Discretionary Employer Credits to Members' Accounts. At the time that the Company determines that it shall credit Discretionary Employer Credits, it shall in its sole discretion specify how such credits will be allocated among the Accounts of Members, the timing of such allocation, and the vesting schedule applicable to such credits (as adjusted for the equivalent of earnings and losses thereon).

ARTICLE VI
ELECTION OF FORM OF DISTRIBUTIONS
6.1     When electing to make Compensation Deposits for a Plan Year, each Member shall elect that distribution of the vested portion of his or her Account for such Plan Year (as adjusted for the equivalent of earnings and losses thereon pursuant to Article VII) be made or commence on one of the following benefit commencement dates:

(a)     a specified date following the expiration of a Deferral Period of at least three completed calendar years, or
(b)     upon termination of his or her employment with all Affiliated Companies, or
(c)     in February of the calendar year following the calendar year in which falls the date of termination of his or her employment with all Affiliated Companies.

6.2     If a Member elects termination of employment or the February following termination of employment as his or her benefit commencement date pursuant to Section 6.1(b) or (c), he or she shall at the same time elect one of the following forms of distribution for the vested portion of his or her Account for the applicable Plan Year (as adjusted for the equivalent of earnings and losses thereon pursuant to Article VII):

(a)    Quarterly installments over 5, 10 or 15 years, or
(b)    Single lump sum.

A Member described in the preceding sentence who fails to make an election pursuant to this Section 6.2 shall be deemed to have elected quarterly installments over ten years.

If a Member elects a specified date as his or her benefit commencement date pursuant to Section 6.1(a), distribution of the applicable vested portion of his or her Account balance shall automatically be made in a single lump sum or, if elected at the time of his or her deferral election, in accordance with the terms and conditions of the Plan, in equal annual installments over 2-5, 10 or 15 years.

If distributions are made in installments pursuant to this Section 6.2, the amount of each installment shall be determined at commencement and recalculated annually thereafter by the Committee by dividing the vested portion of the Member’s Account balance subject to such installment distribution method by the number of installments remaining to be paid (including the applicable installment). Notwithstanding the foregoing, if the vested portion of a Member’s total Account balance under the Plan is less than $25,000 on the benefit commencement date determined pursuant to Section 6.1, distribution shall automatically be made in a single lump sum on the benefit commencement date.

6.3     When electing to make Compensation Deposits for a Plan Year, a Member may also elect to have his vested Account balance for such Plan Year distributed to the Member if there is a Change in Control before payment otherwise would be made under this Section. If a Member makes this election, a lump sum payment shall be made to the Member 15 months after the Change in Control.

6.4     Additionally, with respect to Grandfathered Benefits, as defined in Section 15.9, when a Member made an election under Section 6.1, he or she shall also have elected whether, in the event of his or her subsequent transfer to an Affiliated Company which is not a Participating Company:
(a)    the election pursuant to Section 6.1 shall remain in effect, or
(b)    distribution of his or her Plan Account shall be made in a lump sum during the first month following the end of the calendar quarter in which such transfer occurs.
Any such election shall be controlling with respect to Grandfathered Benefits held under this Plan.

6.5     All elections made by a Member under the provisions of this Article VI shall be irrevocable as of the last day for making the election as described in Section 3.3.
Notwithstanding the immediately preceding sentence, a Member or former Member shall be permitted to make modifications of his or her elections to a later benefit commencement date and/ or to a different form of distribution permitted under Section 6.2 subject to the provisions of this Section 6.5. However, in order to make any such modification, (i) in the case of an election of a benefit commencement date tied to termination of employment pursuant to Section 6.1(b) or (c), the election must be made at least one year and a day prior to the Member’s termination of employment, (ii) in the case of an election of a specified date as the benefit commencement date pursuant to Section 6.1(a), the election must be made at least one year and a day prior to the date a payment would have otherwise have been made under a prior deferral payment election or modification to a payment election, (iii) the benefit commencement date must be delayed for a period of at least five years after the date the distribution or distributions would have otherwise have been made or commenced, and (iv) in no event may an election of a benefit commencement date tied to termination of employment pursuant to Section 6.1(b) or (c) be changed to a specified date as the benefit commencement date pursuant to Section 6.1(a) or vice versa. Anything in this Plan to the contrary notwithstanding, the right to make modifications to prior elections as described in the foregoing provisions of this Section 6.5 shall not apply to Grandfathered Benefits (as defined in Section 15.9). The right to make modifications with respect to Grandfathered Benefits shall instead be governed by the terms of this Plan as in effect on October 3, 2004, except that any modifications of this Section 6.5 after October 3, 2004 that are not material within the meaning of the regulations under Section 409A of the Code shall be given effect. These terms are described in the succeeding provisions of this paragraph. The right to make modifications with respect to Grandfathered Benefits can only be made by a Member who is an active employee. A Member who is an active employee shall be permitted to make a modification of his or her elections with respect to his or her Grandfathered Benefits that are tied to termination of employment with respect to the form of payment, however such modification shall apply to all termination of employment distribution elections that had been elected by such Member with respect to any Plan Year covered by the Grandfathered Benefit, and such change must be made at least a year and a day prior to such Member’s termination of employment. A Member who is an active employee shall be permitted to twice postpone or change the method of payment of an election of a specified date, provided such election is made at least one year and a day prior to the previously elected date. In no event may an election of a benefit commencement date tied to termination of employment pursuant to Section 6.1(b) or (c) be changed to a specified date as the benefit commencement date pursuant to Section 6.1(a) or vice versa.

ARTICLE VII
EARNINGS EQUIVALENT OPTIONS
7.1     The Committee shall designate the Earnings Equivalent Options which may serve as the basis for crediting the equivalent of earnings and losses to Members' Accounts and may at any time and from time to time change such Earnings Equivalent Options. Amounts treated as invested in such Earnings Equivalent Options pursuant to the Member's election shall be credited with the equivalent of earnings and debited with the equivalent of losses based on the net investment return of the applicable investment.

7.2     Each Member shall from time to time designate the Earnings Equivalent Option or Options in which their Account shall be deemed to be invested. A Member shall make his or her initial Earnings Equivalent Option election at the time he or she elects to become a Member. Such election may be changed at such times as the Committee may specify by following such election procedures as the Committee or such other person designated by the Committee may specify.

7.3     Each Member may from time to time elect to change the Earnings Equivalent Option or Options with respect to all or any portion of his or her existing Account balance at such times as the Committee may specify by following such election procedures as the Committee or such other person designated by the Committee may specify. Notwithstanding the foregoing, the Committee may place a restriction on the amount of time the Member’s Account must remain deemed invested in that Earnings Equivalent Option before that designation can be transferred to another Earnings Equivalent Option.

7.4     The Participating Companies shall have no obligation to make actual investments corresponding to the elections of Earnings Equivalent Options selected by Members.

7.5     The Committee may require that certain Compensation Deposits, Matching Employer Credits and Discretionary Employer Credits be invested in an Earnings Equivalent Option that tracks the performance of the common stock of Evoqua Water Technologies Corp. on the New York Stock Exchange (with dividends deemed reinvested).

ARTICLE VIII MEMBER ACCOUNTS
8.1     A separate account shall be maintained for each Member under the Plan, which will show the Compensation Deposits, Matching Employer Credits and Discretionary Employer Credits and the credits and debits to reflect the equivalent of earnings and losses pursuant to Article VII until such account is distributed to the Member or his or her Beneficiary or is forfeited under the provisions of Article XII.

8.2     A statement showing the amounts credited to each Member's accounts shall be furnished to such Member at least quarterly.

ARTICLE IX VESTING
9.1     A Member shall vest in the portion of his or her Account attributable to Compensation Deposits and Matching Employer Credits (as adjusted for the equivalent of earnings and losses thereon pursuant to Article VII) in accordance with the vesting schedule established by the Company at the time the amounts subject to the deferral election applicable to the Compensation Deposits are paid. The Committee may determine that Matching Employer Credits vest pursuant to a schedule that is different than the vesting schedule that applies to the related Compensation Deposits.

9.2     A Member shall vest in the portion of his or her Account attributable to Discretionary Employer Credits (as adjusted for the equivalent of earnings and losses thereon pursuant to Article VII) in accordance with the vesting schedule established by the Company at the time the Discretionary Employer Credit is approved by the Company.

ARTICLE X DISTRIBUTIONS
10.1     On such date as shall be determined by the Committee on or after the specified date elected by a Member under Section 6.1(a) but no later than the end of the calendar month in which the specified payment date falls, there shall be paid to the Member the lump sum or initial installment due him or her in respect of the vested portion of his or her Account covered by such election. Subsequent annual installments shall be paid to the Member during each calendar year thereafter in accordance with the Member’s election, on such date during the month of January or February of such calendar year as the Committee shall determine.

10.2     Subject to Section 10.8, on such date as shall be determined by the Committee during the calendar month immediately following the end of the calendar quarter in which the employment terminates of a Member who has elected the date of termination of employment as his or her benefit commencement date pursuant to Section 6.1(b), there shall be paid to him or her the lump sum or initial installment due him or her in respect of the vested portion of his or her Account covered by such election. Subsequent installments due shall be paid to the Member on such date as shall be determined by the Committee falling during the calendar month immediately following the end of each calendar quarter thereafter in accordance with the Member's election.

10.3     Subject to Section 10.8, on such date as shall be determined by the Committee during the calendar year, following the calendar year in which the employment terminated of a Member who has elected distribution during such February as his or her benefit commencement date pursuant to Section 6.1(c), but in no event later than the last day of February of such calendar year following the calendar year of termination of employment, there shall be paid to him or her the lump sum or initial installment due him or her in respect of the vested portion of his or her Account covered by such election. Subsequent installments due shall be paid to the Member on such date as shall be determined by the Committee following during the calendar month immediately following the end of each calendar quarter thereafter in accordance with the Member's election.

10.4     If a Member dies before his or her benefit commencement date as elected pursuant to Section 6.1, the vested portion of his or her Account shall be paid to his or her Beneficiary in a single lump sum on such date as shall be determined by the Committee falling during the calendar month immediately following the end of the calendar quarter that the Plan was notified of the Member's death.

10.5     If a Member who has elected to receive distributions in installments dies after his or her benefit commencement date as elected pursuant to Section 6.1 (a),(b) or (c) but before all installments have been paid, the remaining quarterly installments shall be paid to his or her Beneficiary as they become due.

10.6     Anything in this Plan to the contrary notwithstanding, in the case of a Member who is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code and the regulations and guidance thereunder, no payments of Non-Grandfathered Benefits (as defined in Section 15.9) may be made by reason of the Member’s termination of employment before the date which is six months after the date of such Member’s separation from service as defined in Section 10.8 (or, if earlier, the date of the Member’s death). To the extent any payment of Non- Grandfathered Benefits under Sections 10.2 and 10.3 is subject to such six month delay, such payment shall be made immediately after the end of the six month period (or the date of death of the Member, if earlier). The determination of whether a Member is a “specified employee” for this purpose shall be made by the Committee in accordance with Section 409A of the Code and the regulations thereunder, and shall be conclusive and binding.

10.7     A Member shall be deemed to have terminated from employment for purposes of this Plan if, and only if, the Member has experienced a “separation from service” within the meaning of Section 409A of the Code and the regulations thereunder.

10.8     Amounts under the Plan which are invested in an Earnings Equivalent Option that tracks the performance of the common stock of Evoqua Water Technologies Corp. on the New York Stock Exchange will be paid to the Member in kind, except that fractional shares will be paid to the Member in cash.

ARTICLE XI
IN-SERVICE WITHDRAWALS

11.1     With respect to Grandfathered Benefits (as defined in Section 15.9), a Member or former Member may at any time prior to his or her benefit commencement date with respect to any portion of his or her Account withdraw all or part of such portion (to the extent vested) but not in excess of 90% of such vested portion. In the event of such a withdrawal, the Member or former Member shall (i) forfeit from the vested portion of his or her Account an amount equal to one- ninth of the amount withdrawn and (ii) be ineligible to participate in this Plan for all of the two Plan Years next succeeding the Plan Year in which the withdrawal is made. The minimum amount that may be withdrawn pursuant to this Section 11.1 shall be $5,000 or, if less, the Member's entire vested Account balance reduced by the penalty amount.

11.2     A Member may request and receive a hardship distribution of all or any part of the vested portion of his or her Account provided the Member is able to demonstrate, to the satisfaction of the Committee, that he or she has suffered a “Financial Hardship” as hereinafter defined. A hardship distribution request must be submitted in writing to the Committee and is subject to rules established by the Committee governing hardship distributions. The amount distributed cannot exceed the lesser of (i) the Member's vested Account balance or (ii) the amount reasonably necessary to satisfy the Member’s “Financial Hardship” (which may include amounts necessary to pay any Federal, state, local and foreign income taxes or penalties reasonably anticipated to result from the distribution). No distribution may be made prior to the time the Committee approves the distribution. In the event of a Financial Hardship distribution, the Member shall be ineligible to participate in this Plan for all of the two Plan Years next succeeding the Plan Year in which the Financial Hardship distribution is made.
For purposes of this Section 11.2, "Financial Hardship" shall mean severe financial hardship to the Member resulting from an illness or accident of the Member, the Member’s spouse, the Member’s Beneficiary or the Member’s dependent (as defined in Section 152(a) of the Code without regard to Section 152 (b)(1), (b)(2) and (d)(1)(B)), loss of the Member's property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance), or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Member. The circumstances that will constitute a Financial Hardship will depend upon the facts of each case and will be determined by the Committee in its sole discretion consistent with Section 409A of the Code and the regulations thereunder, but distributions may not be made to the extent such hardship is or may be relieved (i) through reimbursement or compensation from insurance or otherwise, or (ii) by liquidation of the Member's assets, to the extent the liquidation of such assets would not itself cause a severe financial hardship.

References in this Section 11.2 to a Member shall also be deemed to refer to a former Member with a vested account in this Plan. With respect to the Grandfathered Benefits (as defined in Section 15.9), a Member’s right to request and receive a hardship distribution shall be governed by the provisions of this Plan in effect on October 3, 2004, except that any modifications of this Section 11.2 after October 3, 2004 that are not material within the meaning of the regulations under Section 409A of the Code shall be given effect.
ARTICLE XII
FORFEITURES
12.1     In the event of the termination of a Member's employment prior to full vesting in the portion of his or her Account attributable to Discretionary Employer Credits, such Member shall forfeit the non-vested portion of his or her Account upon such termination of employment.

12.2     Notwithstanding any provision contained herein to the contrary, a Member's Account under this Plan (whether or not otherwise vested) shall be forfeited if the Member is discharged from employment with any Affiliated Company for acts which, in the sole discretion of the Committee, constitute embezzlement or theft of corporate assets.

ARTICLE XIII ADMINISTRATION
13.1     (a)     The Committee shall have full and exclusive discretionary authority to control and manage the operation and administration of this Plan, including the power to determine eligibility to participate in and the amount of benefits payable under this Plan.

(b)     The Committee shall have the right to interpret the provisions of this Plan and to make any other determination with respect thereto, and such interpretations and determination shall be final and binding on all parties. The Committee shall pursue uniform policies and not discriminate in favor of or against any Member or group of Members.

13.2     If any claim for benefits under this Plan is denied, the Committee shall give notice in writing, by registered or certified mail, of such denial to the affected Member or Beneficiary, setting forth the specific reasons for such denial and advising him or her that he or she may request further review by the Committee of the decision denying such claim by filing with the Committee, within 60 days after the date of mailing of such notice, a request for such review. If the Member or Beneficiary files such request for review, such review shall be made within 60 days after the receipt of a written request for such review unless a hearing is necessitated to determine the facts and circumstances, in which event a decision shall be rendered as soon as possible, but not later than 120 days after receipt of a request for review.

ARTICLE XIV
AMENDMENT OR TERMINATION OF THE PLAN
14.1     (a)     The Company may at any time and from time to time amend this Plan or terminate this Plan with respect to all Members thereunder or with respect to any designated group or groups of Members; provided, however, that no such amendment or termination may reduce any amounts credited to the Member's Account or the degree of vesting determined as of the date on which the amendment is adopted.

(b)     Plan termination shall occur, automatically, without further action required on the part of the Company or the Committee, with respect to the employees of any operating division of a Participating Company on the sale of such division to an employer which is not an Affiliated Company; provided, however, that this Plan shall not be terminated with respect to any otherwise affected Member on account of such sale if, immediately thereafter, he or she shall be transferred to employment with another Participating Company.

14.2     In the event that this Plan is terminated in its entirety or is partially terminated for any group of Members, the vested Accounts of each affected Member shall continue to be governed by the terms of this Plan and shall be paid at the time and in the form that they would have been paid if this Plan had not been terminated, but the affected Members shall not be permitted to make any further deferrals under this Plan after the date of termination. Notwithstanding the foregoing, the Committee may in its sole discretion provide for the acceleration of the time and form of payment upon termination or partial termination of this Plan if such acceleration is permissible and without penalty pursuant to Section 409A of the Code and the regulations thereunder.

ARTICLE XV
GENERAL PROVISIONS

15.1     Except as provided in Section 15.2, benefits provided for by this Plan shall be payable from the general assets of the Company and the Participating Companies. Title to and beneficial ownership of any asset which the Company and the Participating Companies may reserve to meet their contingent obligations hereunder, including without limitation any insurance policies on the lives of Members, shall remain in the Company and the Participating Companies and no Member shall acquire any property interest in any specific asset of the Company or any Participating Company. Except as provided in Section 15.2, no trust arrangement or fiduciary relationship shall be created hereunder. The right of any Member or Beneficiary to receive a distribution of Plan benefits shall not be greater than that of an unsecured general creditor of the Participating Company which was the Member's employer. This Plan constitutes a mere promise of the Participating Companies to make benefit payments in the future. No liability for the payment of benefits under this Plan shall be imposed upon any officer, director or employee of the Company or any Participating Company.

15.2     The Company may in its sole discretion establish a rabbi trust to assist it in carrying out its obligations under this Plan. The assets of any such rabbi trust shall at all times remain subject to the claims of the Company’s and the Participating Employers’ creditors in the event of the Company’s or the Participating Employers’ insolvency.

15.3     If any benefits payable pursuant to this Plan cannot be paid by the Participating Company that is or was the Member's employer (or by the rabbi trust described in Section 15.2) by reason of the insolvency of such Participating Company, the Company shall pay such benefits (provided that it is not itself insolvent).

15.4     No benefit payable under this Plan shall be subject in any manner to anticipation, alienation, assignment, sale, transfer, pledge or encumbrance of any kind, garnishment, attachment, execution, sequestration, levy or other legal or equitable process, and any attempt to do so shall be void and of no force or effect.

15.5     If any court or government body having jurisdiction in the premises shall find, or if failing such determination the Committee shall determine in good faith, that a person entitled to benefits hereunder is physically, mentally or legally unable to receive a benefit or (in the view of the Committee) is unable to give a valid release thereof, any benefit payable to such person may (unless prior claim in made by a guardian or other legal representative of such person) be paid to the spouse, a child, a brother or a sister of such person, or any person who has established to the reasonable satisfaction of the Committee that he or she has been a primary contributor to the care and support of such person. Any such payment shall be a complete discharge of liability therefore under this Plan.

15.6     This Plan does not constitute an agreement or contract of employment and shall not be construed to limit in any manner the right of any Affiliated Company to terminate a Member's employment as freely and with the same effect as if this Plan were not in effect.

15.7     This Plan shall be construed and administered in accordance with, and all rights thereunder shall be governed by, the laws of the State of New York except as may be superseded by ERISA.

15.8     In the event any provisions of this Plan shall be held illegal or invalid for any reason, such holding or determination shall not affect the remaining provisions of this Plan. Such remaining provisions shall be fully severable and this Plan shall be construed and enforced as if such illegal or invalid provisions had never been inserted therein.

15.9     With respect to Non-Grandfathered Benefits (as defined below), it is intended that this Plan comply with Section 409A of the Code and any regulations, guidance and transition rules issued thereunder, and the Plan shall be interpreted and operated consistently with that intent. If the Committee shall determine that any provision of this Plan as applicable to Non- Grandfathered Benefits does not comply with the requirements of Section 409A of the Code, the Committee shall have the authority to amend the Plan to the extent necessary (including retroactively) in order to preserve compliance with said Section 409A.

    It is intended, unless the Company specifically determines otherwise, that any Grandfathered Benefits (as defined below) qualify under the grandfather provisions of Section 409A of the Code and the regulations and guidance thereunder so that such Grandfathered Benefits are not subject to said Section 409A. Unless the Company specifically determines otherwise, no amendment shall be made to this Plan if such amendment would cause the loss of such grandfather protection.

    For purposes of this Plan, a Grandfathered Benefit means any benefit payable under the Plan which is considered as deferred before January 1, 2005 and therefore grandfathered for purposes of Section 409A of the Code and regulations and guidance issued thereunder. For purposes of this Plan, a Non-Grandfathered Benefit means any benefit payable under this Plan that is not a Grandfathered Benefit.

APPENDIX A

TRANSFER FROM UNITED STATES FILTER MANAGEMENT DEFERRED COMPENSATION PLAN

On December 9, 2004, there was transferred from the United States Filter Management Deferred Compensation Plan (“US Filter Plan”) to this Plan, all liabilities under the US Filter Plan with respect to each person who is U.S. Member Employee, as that term is defined in the Amended and Restated Stock Purchase Agreement by and between United States Filter Corporation and Siemens Corporation, dated as of July 31, 2004 (“Stock Purchase Agreement”), and who was a participant in the US Filter Plan as of the Closing Date, as that term is defined in the Stock Purchase Agreement. As of December 9, 2004, there was added to the Account under this Plan of each U.S. Member Employee with respect to whom a transfer of liabilities is made from the US Filter Plan pursuant to the preceding sentence, an amount equal to the amount such U.S. Member Employee had in the US Filter Plan on December 9, 2004. Any deferral and distribution elections made by a U.S. Member Employee with respect to the amounts transferred from the US Filter Plan to this Plan shall be treated as elections under this Plan. Also, any elections made by a U.S. Member Employee to defer compensation with respect to calendar year 2004 continued to apply after the Closing Date, including any elections made with respect to the distribution of such deferrals, even if the compensation to which the elections related was deferred after the Closing Date.

On December 9, 2004, there was transferred from the rabbi trust maintained under the US Filter Plan to the rabbi trust established under this Plan an amount (in the form of insurance policies or cash) equal to the Deferred Compensation Plan Transfer Amount, as that term is defined in the Stock Purchase Agreement.

Effective July 31, 2004, US Filter Corporation (now known as Siemens Water Technologies Corporation) became a participating employer in the Plan, and employees of US Filter Corporation became eligible to participate in the Plan, in accordance with the terms and conditions of the Plan, if they otherwise met the eligibility requirements for participation in the Plan.

APPENDIX B
SIEMENS CORPORATION DEFERRED COMPENSATION PLAN SPECIAL EMPLOYER CREDIT

A.     Background

Effective January 1, 2011, certain members of the Siemens Corporation Savings Plan became eligible for a service based company contribution to the Siemens Corporation Savings Plan, in accordance with the terms and conditions of Annex B to the Siemens Corporation Savings Plan, As Amended and Restated as of October 1, 2011 (hereinafter referred to as the Siemens Corporation Savings Plan). These service based contributions are referred to in the Siemens Corporation Savings Plan as “SBCC’s.” The total of any SBCC in any particular Plan Year of the Siemens Corporation Savings Plan is referred to in Section (H) of Annex B of the Siemens Corporation Savings Plan as “Total Special Contribution.”

In accordance with the provision of Section (H) of Annex B of the Siemens Corporation Savings Plan, before any portion of a Total Special Contribution can be made to the Siemens Corporation Savings Plan for any particular Plan Year for any member of the Siemens Corporation Savings Plan who is eligible for a portion of the Total Special Contribution, it is first determined to what extent the Total Special Contribution can be made to a member of the Siemens Corporation Savings Plan after taking into account the other amounts that are considered “Account Additions” for that member to the Siemens Corporation Savings Plan for that particular Plan Year, and to the extent that the amount of the Total Special Contribution to that member shall exceed the provision of Section 6.8 of the Siemens Corporation Savings Plan regarding “Account Additions”, the amount of such excess shall not be made to such member’s accounts in the Siemens Corporation Savings Plan for that particular Plan Year.

In addition, the making of any Total Special Contribution to any member for any particular Plan Year shall be expressly contingent upon a determination that the making of any such Total Special Contribution will meet the applicable nondiscrimination coverage and benefits testing requirements under Section 410(b) and Section 401(a)(4) of the Internal Revenue Code and the applicable regulations thereunder.

Section (H) of Annex B to the Siemens Corporation Savings Plan further sets forth the procedure and order in which these respective tests are to be performed. The order of testing for determining if the Total Special Contributions to be made to the Siemens Corporation Savings Plan for a particular Plan Year will meet the nondiscrimination coverage and benefits testing requirements shall be as follows: (1) the nondiscriminatory classification test under Regulation Section 1.410(b)-4 for the Plan component that includes the Total Special Contributions; (2) the nondiscriminatory classification test required as part of the general nondiscrimination test under Regulation Section 1.401(a)(4)-2(c)(3)(ii); and (3) the average benefit percentage test under Regulation Section 1.410(b)-5. A determination with respect to the Total Special Contributions that are otherwise to be made for a particular Plan Year after the application of Section H of

Annex B of the Siemens Corporation Savings Plan shall not apply to any Total Special Contribution with respect to a different Plan Year or to any other amounts which a member shall have in the Siemens Corporation Savings Plan.

For each Plan Year, the nondiscrimination tests described in Section (H) of Annex B to the Siemens Corporation Savings Plan initially will be performed based on employee headcount and compensation data determined as of September 30 of that Plan Year. For purposes of determining a member’s Testing Compensation (as that term is defined in Section (H) of Annex B to the Siemens Corporation Savings Plan) and Total Special Contributions for the Plan Year
for these initial tests, any such amounts will be based upon a member’s actual salary paid for the first nine months of a Plan Year (including any Tax-Deferred Contributions made on behalf of the employee to the Plan), plus 3/12 of the employee’s base annual salary rate in effect on October 1 of that Plan Year, plus, to the extent a particular bonus amount would otherwise be included in Compensation or Testing Compensation, the estimated amount of the bonus that is expected to be paid in that particular Plan Year based upon such member’s bonus payable at 100% of the applicable target. Based on such data, before any Total Special Contributions for the Plan Year are made on behalf of a member, the amount of such Total Special Contributions will be eliminated or reduced for Highly Compensated Employees to the extent provided in Section (H) of Annex B to the Siemens Savings.

After the last day of the Plan Year, final nondiscrimination tests for the Plan Year as described in Section (H) of Annex B of the Siemens Corporation Savings Plan will be performed, based on the data then available and taking into account the Total Special Contributions already made on behalf of the member for that Plan Year. The Total Special Contributions will be subject to additional reductions to the extent provided in Section (H) of Annex B to the Siemens Corporation Savings Plan, based on the results of the final nondiscrimination tests, but any contributions already reduced pursuant to the preceding paragraph will not be increased on the basis of the results of the final nondiscrimination tests.

B.     Eligibility

To the extent that any portion of a Total Special Contribution under Annex B of the Siemens Corporation Savings Plan cannot be made to a member of the Siemens Corporation Savings Plan with respect to a particular Plan Year due to (1) the provisions of Section (H) of Annex B or (2) the provisions of Section 415 of the Internal Revenue Code, the amount of such portion shall be credited, if allowable, to an account for such member in the Siemens Corporation Deferred Compensation Plan, with such credit hereinafter referred to as a “Special Employer Credit”, provided (1) that the member was eligible to participate in the Siemens Corporation Deferred Compensation Plan during the calendar year with respect to which the Total Special Contribution is being made, and (2) provided such individual is still employed with an Affiliate (as that term is defined in the Siemens Corporation Deferred Compensation Plan) as of the end of February following the particular Plan Year with respect to which the Total Special Contribution would have otherwise been made.

An individual who is eligible to receive a Special Employer Credit under the Siemens Corporation Deferred Compensation Plan shall hereinafter be referred to in this Appendix B as an “Eligible DCP Member.”

The Special Employer Credit to an Eligible DCP Member that is based upon the nondiscrimination tests initially performed based upon head count and compensation data as of September 30 of the particular Plan Year Plan Year shall be credited to such Eligible DCP Member’s account in the Siemens Corporation Deferred Compensation Plan no later than March 15 following the particular Plan Year with respect to which the Special Employer Credit is made.

The Special Employer Credit to an Eligible DCP Member that is based upon the nondiscrimination tests finally performed after the last day of the particular Plan Year shall be credited to such Eligible DCP Member’s account in the Siemens Corporation Deferred Compensation Plan no later than July 31 following the particular Plan Year with respect to which the Special Employer Credit is made.

In addition, the amount of a Special Employer Credit that shall be credited to an Eligible DCP Member with respect to a particular Plan Year for which it is being made shall also include:
(1) the amount of the Total Special Contribution under Annex B of the Siemens Corporation Savings Plan that would have otherwise been made if the “Compensation”, as defined under the Siemens Corporation Savings Plan, of such Eligible DCP Member, that exceeds Section 401(a)(17) of the Internal Revenue Code for that particular Plan Year were to be taken into account, and (2) the amount of the Total Special Contribution under Annex B of the Siemens Corporation Savings Plan that would have otherwise been made with respect to Compensation that is excluded because of deferrals made to the Siemens Corporation Deferred Compensation Plan with respect to that particular Plan Year.

C.     Earnings Equivalent Options for the Special Employer Credit

Each Eligible DCP Member shall be entitled to elect any of the Earnings Equivalent Options under the Siemens Corporation Deferred Compensation Plan as the deemed investment option(s) for the amount of any of his or her Special Employer Credit, in accordance with the terms and conditions of Article VII of the Siemens Corporation Deferred Compensation Plan.

Initially, when the amount of any Eligible DCP Member’s Special Employer Credit is made to the Siemens Corporation Deferred Compensation Plan, and until such Eligible DCP Member shall make a specific election, it shall be deemed invested in the Earnings Equivalent Option(s) that are designated by such Eligible DCP Member in his or her most recent deemed investment election under Section 7.2 of the Siemens Corporation Deferred Compensation Plan, that is on file with the administrator of the Siemens Corporation Deferred Compensation Plan, and that is applicable to the Compensation Deposits and Matching Employer Credits made to the Siemens Corporation Deferred Compensation Plan by such Eligible DCP Member for the particular Plan Year with respect to which the Special Employer Credit is being made. Notwithstanding the foregoing, to the extent that there is no applicable deemed investment option election under Section 7.2 on file with respect to the Plan Year for which the Special Employer Credit is being made, the amount of the Special Employer Credit shall be deemed invested in the Money Market portfolio deemed investment option.

D.     Vesting

An Eligible DCP Member shall be automatically 100% vested in the amount of any Special Employer Credit made on his or her behalf to the Siemens Corporation Deferred Compensation Plan.

E.     In-Service Withdrawals

Notwithstanding the provisions of Article XI of the Siemens Corporation Deferred Compensation Plan, an Eligible DCP Member shall not be permitted to withdraw any amount of his or her Special Employer Credit or the amount of any deemed earnings on his or her Special Employer Credit prior to the time of the benefit commencement date for such Eligible DCP Member’s termination of employment, as provided in Section F of this Appendix B.

F.     Distributions

Notwithstanding any election that an Eligible DCP Member may have made with respect other amounts credited to his or her accounts in the Siemens Corporation Deferred Compensation Plan, the entire amount of any Special Employer Credit, and any deemed earnings thereon, shall only be distributed to the Eligible DCP Member or estate, if applicable, as a single lump sum at the end of the month next following the calendar quarter in which such Eligible DCP Member’s termination of employment from all Affiliates (as that term is defined in the Siemens Corporation Deferred Compensation Plan) occurs, including if the reason for the
Eligible DCP Member’s termination of employment is due to the death of the Eligible DCP Member.

For purposes of Section F of this Appendix B, an Eligible DCP Member shall be deemed to have terminated employment if, and only if, such Eligible DCP Member has experienced a “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

Further, anything in this Appendix B to the contrary notwithstanding, in the case of an Eligible DCP Member who is a “specified employee”, as described in Section 10.8 of the Siemens Corporation Deferred Compensation Plan, any payment of any Eligible DCP Member’s Special Employer Credit, and any deemed earnings thereon, shall only be made in accordance with the terms and conditions of said Section 10.8.

G.     Application of Other Provisions of the Siemens Corporation Deferred Compensation Plan

Unless otherwise specifically provided to the contrary in this Appendix B, the terms and conditions of Article VII, VIII, XIII, XIV and XV of the Siemens Corporation Deferred Compensation Plan shall apply to the Special Employer Credit set forth in this Appendix B.